Exhibit 99.1

06-03
For further information:
Media: Gina Taylor, Director of Corporate Communications
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
800-321-7423

SOUTHERN UNION COMPANY
COMPLETES SID RICHARDSON ACQUISITION

HOUSTON, March 2, 2006 - Southern Union Company (NYSE:SUG) today announced it has completed the previously-announced acquisition of the Sid Richardson Energy Services business. The acquired business will be known as Southern Union Gas Services.

The $1.6 billion acquisition was funded through a bridge loan, which the company expects to retire with proceeds from various asset dispositions and debt and/or equity. To help finance the acquisition, Southern Union announced earlier this year that it has entered into agreements to sell its PG Energy distribution division in Pennsylvania to UGI Corporation for $580 million and the Rhode Island assets of its New England Gas Company division to National Grid USA for $575 million, less assumed debt of $77 million. Both sales are expected to close by the end of the third quarter.

“We welcome the Southern Union Gas Services employees and customers to the Southern Union family,” said George L. Lindemann, chairman, president and CEO of Southern Union. “We believe this acquisition will be immediately accretive to our earnings, and we will now focus on the successful integration of these assets into Southern Union Company.”

“The closing of this acquisition demonstrates Southern Union’s ongoing transformation into a higher return business with significant growth opportunities,” said Eric D. Herschmann, senior executive vice president of Southern Union.

The acquired assets include approximately 4,600 miles of natural gas and natural gas liquids pipelines in the Permian Basin, fully integrated North and South systems connected by a high-pressure pipeline, four active cryogenic plants and six active natural gas treating plants. The primary activities of Southern Union Gas Services include connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of natural gas liquids, transporting natural gas and redelivering natural gas and natural gas liquids to a variety of markets. Primary customers include power generating companies, utilities, energy marketers and industrial users located in the southwestern United States. Southern Union Gas Services will remain based in Fort Worth, Texas.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,600 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

# # #